Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FORMATION MINERALS, INC.,

a Nevada Corporation

ARTICLE I.
Company Name

Section 1.1. The name of this corporation is Formation Minerals, Inc.

ARTICLE II.
Duration

Section 2.1. The corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III.
Purpose

Section 3.1. The purpose for which the corporation is organized is to engage in any lawful activity within or outside of the State of Nevada.

Section 3.2. The corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

ARTICLE IV.
Capital Stock

Section 4.1. Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is ten thousand (10,000) shares, consisting of ten thousand (10,000) shares of common stock, par value $0.001 per share.

ARTICLE V.
No Further Assessments

Section 5.1. The capital stock, after the amount of the subscription price determine by the board of directors has been paid in money, property, or services, as the directors shall determine, shall be subject to no further assessment to pay the debts of the corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE VI.
No Preemptive Rights

Section 6.1. Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of

ARTICLE VII.
No Cumulative Voting

Section 7.1. There shall be no cumulative voting of shares.

IN WITNESS WHEREOF, I have hereunto set my hands this 9th day of May, 2024, hereby declaring and certifying that the facts stated hereinabove are true.

By:	/s/ Scott A. Cox
Scott A. Cox
Chief Executive Officer

[Signature Page to Amended and Restated Articles of Incorporation of Formation Minerals, Inc.]